Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the share capital of Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), summarizes the material terms and provisions that apply to our share capital. The summary is subject to and qualified in its entirety by reference to our Articles of Amendment and Restatement, as supplemented (the “Charter”), which are filed as an exhibit to this Annual Report on Form 10-K. This description is not complete and is subject to the applicable provisions of Maryland law.

Capital Structure
Pursuant to the Charter, we have authority to issue a total of 3,050,000,000 shares of stock. Of the total shares of stock authorized, 3,000,000,000 shares are classified as common stock, par value $0.01 per share, of which 500,000,000 are classified as Class S common stock, par value $0.01 per share (the “Class S shares”), 500,000,000 are classified as Class S-1 common stock, par value $0.01 per share (the “Class S-1 shares”), 500,000,000 are classified as Class D common stock, par value $0.01 per share (the “Class D shares”), 500,000,000 are classified as Class I common stock, par value $0.01 per share (the “Class I shares”), 500,000,000 are classified as Class E common stock, par value $0.01 per share (the “Class E shares”), and 500,000,000 are classified as Class F common stock, par value $0.01 per share (the “Class F shares”).
Additionally, 50,000,000 shares are classified as preferred stock, par value $0.01 per share, of which 236 shares are classified as 12.5% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). In addition, the Board of Directors (the “Board’) may amend our Charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock
Subject to the restrictions on ownership and transfer of stock set forth in our Charter and except as may otherwise be specified in our Charter, the holders of common stock are entitled to one vote per share on all matters upon which stockholders are entitled to vote pursuant to our Charter and applicable law, including election of our directors. The holders of common stock vote together as a single class on all actions to be taken by the stockholders; provided, however, that with respect to (1) any amendment of our Charter that would materially and adversely affect the rights, preferences and privileges of only a particular class of common stock, (2) any matter submitted to stockholders that relates solely to a particular class of common stock or (3) any matter submitted to stockholders in which the interests of a particular class of common stock differs from the interests of all other classes of common stock, only the affirmative vote of the holders of a majority of such affected class of common stock, with no other class of common stock voting except such affected class of common stock voting as a separate class, will be required.
Our Charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding common stock can elect our entire Board. Subject to any preferential rights of any outstanding class or series of stock and to the provisions in our Charter regarding the restriction on ownership and transfer of stock, the holders of shares of stock are entitled to such distributions as may be authorized from time to time by the Board and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of common stock will not have preemptive rights, meaning that our stockholders will not have an automatic option to purchase any new shares of common stock that we issue.
Our Charter also contains a provision permitting the Board, without any action by our stockholders, to classify or reclassify any unissued shares of common stock or preferred stock into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any new class or series of stock.

Class S shares, Class S-1 shares, Class D shares, Class I shares, Class E shares and Class F shares
The differences among the classes of common stock relate to upfront selling commissions and ongoing stockholder servicing fees, as well as management and performance fees. No upfront selling commissions, dealer manager fees or stockholder servicing fees are paid with respect to Class I shares, Class E shares and Class F shares. We will pay the dealer manager upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold (including such Class S-1 shares) and 1.5% of the transaction price of each Class D share sold. Annual stockholder servicing fees are paid with respect to Class S shares, Class S-1 shares and Class D shares. The stockholder services fee is paid monthly in arrears based on an annualized basis of 0.85% of the NAV for Class S and S-1 shares and 0.25% of the NAV for Class D Shares. Eligibility for a broker-dealer to receive the stockholder servicing fee is conditioned upon a broker-dealer providing certain services with respect to Class S shares, Class S-1 shares or Class D shares, including assistance with recordkeeping, answering investor inquiries, helping investors understand their investments and assistance with share repurchase requests. We pay the Invesco Advisers, Inc. (the “Adviser”) a monthly management fee equal to 1.0% per annum of net asset value (“NAV”) with respect to our Class S shares, Class S-1 shares, Class D shares and Class I shares. Further, the Company will not pay a performance fee to the Adviser with respect to Class E shares.
For stockholders who participate in the distribution reinvestment plan, the cash distributions attributable to shares of common stock will be automatically invested in shares of common stock of the corresponding class (Class S shares, Class S-1 shares, Class D shares, Class I shares, Class E shares or Class F shares, respectively).

Conversion of Common Stock
We are structured as a non-exchange traded, perpetual-life real estate investment trust (“REIT”), and therefore the common stock is not listed on a national exchange and there is no plan to list the common stock on a national exchange. While the common stock is not currently listed on a national exchange, we may list the common stock on a national stock exchange at some point in the future upon Board action and without a stockholder vote and upon the listing, shares of common stock not so listed will convert into a number of shares of the common stock that is listed equal to a prescribed formula and subject to certain requirements.
In addition, each Class S share, Class D share and Class E share held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I shares with an equivalent NAV on the earliest of (a) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which the stockholders receive cash or securities listed on a national securities exchange, and (b) the end of the month in which the dealer manager for the offering in which shares were purchased in conjunction with our transfer agent determines that total selling commissions and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or such other percentage not exceeding 10% as determined by the Board and disclosed by us in a press release reported by a widely circulated news or wire service or in a document publicly filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the sum of the gross proceeds from the sale of such shares and the aggregate proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of the distributions paid with respect to such shares or with respect to any shares issued under the distribution reinvestment plan directly or indirectly attributable to such shares. Each Class S-1 share and Class F share held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I shares with an equivalent NAV on the earliest of our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which the stockholders receive cash or securities listed on a national securities exchange.

Preferred Stock
Our Charter authorizes the Board to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued. Because the Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of the common stock.

For example, the Board already authorized and the Company subsequently issued Series A Preferred Stock, which with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up rank senior to the common stock.

Tender Offers
Our Charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide notice of such tender offer at least 10 business days before initiating the tender offer. No stockholder may transfer any shares held by such stockholder to any person who initiates a tender offer that does not comply with such provisions (a “Non-Compliant Tender Offer”), unless such stockholder shall have first offered such shares to us at the tender offer price offered in such Non-Compliant Tender Offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance. The tender offer provision in our Charter is not applicable to any shares of our stock that are listed.

Meetings and Special Voting Requirements
An annual meeting of the stockholders will be held each year. Special meetings of stockholders may be called only upon the request of a majority of the Board, a majority of our independent directors or our chief executive officer, president or chairperson of the Board, and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request stating the purpose of any such special meeting and the matters proposed to be acted on at such meeting and the satisfaction of certain procedural requirements set forth in the Company’s bylaws, our secretary will provide a written notice to our stockholders not less than ten and not more than 90 days before the meeting. The presence either in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as described in the next paragraph and except that a plurality of the votes cast at a duly called meeting at which a quorum is present is sufficient to elect a director.
Under the Maryland General Corporation Law (the “MGCL”), we generally cannot (1) amend our Charter, (2) dissolve, or (3) merge, consolidate, convert, engage in a statutory share exchange or sell all or substantially all of our assets unless the action is advised by our Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. As permitted by Maryland law, except for amendments to the provisions of our Charter relating to the removal of directors and the vote required to amend certain provisions, which must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, the vote of stockholders entitled to cast a majority of all the votes entitled to be cast is required to approve any such action. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless the Board determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights.

Advance Notice of Director Nomination and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only (1) by or at the direction of our Board, (2) by a stockholder that has requested a special meeting be called for the purpose of electing directors in accordance with our bylaws and has supplied the information required by our bylaws about each individual the stockholder proposes to nominate or (3) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws.

Amendment of our Bylaws
Our bylaws provide that our Board has the exclusive power to adopt, alter, or repeal any provision of our bylaws and to make new bylaws.

Election of Directors; Vacancies
Our Charter provides that the number of our directors may be increased or decreased pursuant to our bylaws. Our bylaws provide that the number of directors on our Board may not be fewer than the minimum number required under the MGCL, which is one, nor more than 15. We have elected by a provision of our Charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on our Board may be filled only by the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Directors are elected by a plurality of the votes cast. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Removal of Directors
Pursuant to our Charter and bylaws, stockholders have the power to remove a director from the Board. Directors may be removed only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Exclusive Forum For Certain Litigation
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee to us or to our stockholders or (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL, our Charter or our bylaws, or (b) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it believes is more favorable for disputes against us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Restrictions on Ownership and Transfer

Our Charter contains restrictions on the number of shares that a person or group may own. No person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, (i) in excess of 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock; or (ii) 9.9% in value or number of shares, whichever is more restrictive, of the outstanding shares of stock of all classes or series (including any preferred stock) unless they receive an exemption from the Board.
Subject to certain limitations, the Board, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as it may determine or our Charter may require. The Board may grant limited exemptions to certain persons who directly or indirectly own shares, including directors, officers and stockholders controlled by them or trusts for the benefit of their families.
Our Charter further prohibits any person from beneficially or constructively owning shares that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise cause us to fail to qualify as a REIT and any person from transferring shares if the transfer would result in shares being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire shares that may violate any of these restrictions, or who is the intended transferee of shares which are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as REIT. The above restrictions will not apply if the Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.
Any attempted transfer of shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons (in which case such transfer will be void and of no force and effect and the intended transferee will acquire no rights in such shares) will result in the number of shares causing the violation, rounded up to the nearest whole share, being automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Charter, prior to the date of the transfer. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the Market Price (as defined in our Charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount such proposed transferee was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the Market Price at the time of the devise or gift and (2) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.
If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee will acquire no rights in such shares.
All certificates, if any, representing shares issued in the future will bear a legend referring to the restrictions described above.
Every owner of more than 5% of the outstanding shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by the Board, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our stock which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to allow us to evaluate its compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Distributions
We intend to declare distributions to all classes of common stock based on record dates established by the Board and to pay such distributions on a monthly basis. Any distributions we make are at the discretion of the Board, considering factors such as earnings, cash flow, capital needs, stability of the monthly distribution rate and general financial condition and the requirements of Maryland law. Distribution rates and payment frequency may vary from time to time. Stockholders will not be entitled to receive a distribution if shares are repurchased prior to the applicable time of the record date. To maintain stability of the monthly distribution rate, we may not distribute all accrued net income on a monthly basis. In this case, we also expect to declare special distributions on at least an annual basis representing additional net income (if any) accrued by us that the Board determines is available for distribution after setting aside reserves for other liabilities, obligations and investment activities of ours. If we do not distribute all net income accrued by us in any given month, NAV (and the transaction price) will increase until the net income is distributed. However, because the transaction price is based on the prior month’s NAV our distribution policy may result in new investors receiving a share of net income earned by us in the prior month (reducing amounts that could otherwise be distributed to existing investors) without a corresponding increase in the transaction price.
Under the MGCL, the Board may delegate to a committee of directors the power to fix the amount and other terms of a distribution. In addition, if the Board gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, the Board may delegate to one or more of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.
The Board’s discretion as to the payment of distributions will be directed, in substantial part, by its determination to cause us to comply with the REIT requirements. To qualify as a REIT, we are required to pay distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. To qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders. Generally, income distributed to stockholders will not be taxable to us under the Code if we qualify to be taxed as a REIT.

The per share amount of distributions on Class S shares, Class S-1 shares, Class D shares, Class I shares, Class E shares and Class F shares may differ because of different class-specific stockholder servicing fees that are deducted from the gross distributions for each share class. Specifically, distributions on Class S shares and Class S-1 shares generally will be lower than distributions on Class D shares, because we are required to pay higher ongoing stockholder servicing fees with respect to the Class S and Class S-1 shares. Class I shares, Class E shares and Class F shares will not have any ongoing stockholder servicing fees.
There is no assurance that we will pay distributions in any particular amount, if at all. We may fund any distributions from sources other than cash flow from operations, including, without limitation, loan repayments, borrowings, return of capital or offering proceeds (including from sales of common stock), and we have no limits on the amounts we may pay from such sources. The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in the distribution reinvestment plan, the extent to which the Adviser elects to receive certain of its fees in common stock, and how quickly we invest the proceeds from this and any future offering and the performance of our originations and investments. Funding distributions from loan repayments, borrowings, return of capital or proceeds of the unlimited private placement offering of common stock to “accredited investors” will result in us having less funds available to acquire investments. As a result, the return the stockholders realize on their investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute stockholder’s interest in us on a percentage basis and may impact the value of a stockholder’s investment especially if we sell these securities at prices less than the price paid for such stockholder’s shares.

Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan. Holders of common shares will have the cash distributions attributable to the common stock they own automatically reinvested in additional shares of common stock of the same class on the business day such distribution would have been paid to such stockholder, unless they elect not to participate in our distribution reinvestment plan; provided, however, that clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to participate in our distribution reinvestment plan.
The purchase price for shares of common stock purchased pursuant to the distribution reinvestment plan will be equal to the transaction price for the applicable class of shares at the time the distribution is payable. Stockholders will not pay upfront selling commissions when purchasing shares pursuant to the distribution reinvestment plan.
The Board reserves the right to amend any aspect of our distribution reinvestment plan without the consent of the stockholders, provided that notice of any material amendment is sent to participants at least ten (10) business days prior to the effective date of that amendment. In addition, we may suspend or terminate the distribution.

Business Combinations
Under the MGCL, certain business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding stock of the corporation.
A person is not an interested stockholder under the MGCL if the Board approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board and approved by the affirmative vote of at least:
•80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested stockholder becomes an interested stockholder. Under the statute, our Board has, by resolution, exempted business combinations between us and any other person, including Invesco Ltd. and the Adviser, provided that such business combination is first approved by our Board. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions
The MGCL provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to such shares except to the extent approved by a vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel our Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board of directors;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by a vote of the board of directors;
•a requirement that a vacancy on the board of directors be filled only by the remaining directors then in office and, if the board is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
In our Charter, we have elected to be subject to the provision of Subtitle 8 relating to the filling of vacancies on our Board. Through provisions in our Charter and bylaws unrelated to Subtitle 8, we vest in the Board the exclusive power to fix the number of directorships, require the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast generally in the election of directors to remove any director from our Board, which removal will be allowed only for cause, and require the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting to act on such matter. In the future, our Board may elect, without stockholder approval, to adopt one or more of the other provisions of Subtitle 8.

Limitation of Liability and Indemnification
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in connection with such proceeding. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless the following can be established:
•an act or omission of the director or officer was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
•the director or officer received an improper personal benefit in money, property or services; or

•with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
Under the MGCL, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL also permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our Charter requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (c) our Adviser or any of its affiliates acting as our agent and made or threatened to be made a party to a proceeding by reason of its service in that capacity.
We have also entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.
We have purchased and intend to maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Transfer Agent
Our transfer agent is SS&C GIDS, Inc., whose phone number (833) 834-4924